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                                                                    EXHIBIT 11.1

                              ILEX ONCOLOGY, INC.

                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)


                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               1994      1995     1996
                                                              ------    ------   ------
Net Loss....................................................  $  (46)   $ (712)  $ (615)
                                                              ======    ======   ======
Weighted average number of shares of Common Stock and Common
  Stock equivalents outstanding:
  Weighted average number of shares of Common Stock
     outstanding............................................   1,188     1,188    1,188
  Common Stock equivalents applicable to convertible
     preferred stock(1).....................................   5,753     5,992    7,062
  Weighted average number of Common Stock equivalents
     applicable to stock options and warrants(1)............     614       567      494
                                                              ------    ------   ------
Common Stock and Common Stock equivalents...................   7,555     7,747    8,744
                                                              ======    ======   ======
Net loss per share -- primary...............................  $(0.01)   $(0.09)  $(0.07)
                                                              ======    ======   ======

Net Loss....................................................  $  (46)   $ (712)  $ (615)
                                                              ======    ======   ======
Weighted average number of shares of Common Stock and Common
  Stock equivalents outstanding:
  Weighted average number of shares of Common Stock
     outstanding............................................   1,188     1,188    1,188
  Common Stock equivalents applicable to convertible
     preferred stock(1).....................................   5,753     5,992    7,062
  Weighted average number of Common Stock equivalents
     applicable to stock options and warrants(1)............     614       567      559
                                                              ------    ------   ------
Common Stock and Common Stock equivalents, assuming full
  dilution..................................................   7,555     7,747    8,809
Net loss per share -- fully diluted(2)......................  $(0.01)   $(0.09)  $(0.07)
                                                              ======    ======   ======


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(1) Convertible stock, stock options and stock warrants issued within one year prior to an initial public offering with a conversion price or exercise price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D)



(2) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3% or is antidilutive.